                                                                    EXHIBIT 16.1



July 15, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 21, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company and are in agreement with the statements contained in the five paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte & Touche LLP